Exhibit 10.2(o)

Amendment to

Performance Share Award Agreement

This Amendment, effective March 1, 2011, to the Performance Share Award Agreement (the “Agreement”) dated as of [Month         , 2008, 2009, 2010] is made between WellPoint, Inc. (the “Company”) and the Participant set forth in the accompanying Grant Notice to the Agreement. This Amendment is included in and made part of the Agreement.

1. The introductory paragraph of “Performance Period” set forth in the Grant Notice is amended to read as follows:

The Performance Period applicable to the number of your Performance Shares listed in the “Shares” column below, and any related Dividend Equivalents, shall be the year ending on the date listed in the “Vesting Date” column below, subject to the performance measure described below.

2. A new Section 5 is added to read as follows and all cross-references are updated accordingly:

5. Dividend Equivalents. In the event the Company declares a dividend on Shares (as defined in the Plan), for each unvested Performance Share on the dividend payment date, the Participant shall be credited with a Dividend Equivalent, payable in cash, with a value equal to the value of the declared dividend. The Dividend Equivalents shall be subject to the same restrictions as the unvested Performance Shares to which they relate. No interest or other earnings shall be credited on the Dividend Equivalents, provided that additional Dividend Equivalents may be awarded or forfeited in the same proportion as the number of Performance Shares determined to be awarded or forfeited based on the achievement of the performance measures. Subject to continued employment with the Company and Affiliates and, as applicable, achievement of performance measures, the restrictions with respect to the Dividend Equivalents shall lapse at the same time and in the same proportion as the initial award of Performance Shares. No additional Dividend Equivalents shall be accrued for the benefit of the Participant with respect to record dates occurring prior to, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Performance Shares or any Performance Shares have been settled. For any specified employee, any Dividend Equivalents subject to Code Section 409A and payable upon a termination of employment shall be subject to a six month delay. The Dividend Equivalents shall be subject to all such other provisions set forth herein, and may be used to satisfy any or all obligations for the payment of any tax attributable to the Dividend Equivalents and/or Performance Shares.

3. Effect on Agreement. This Amendment has no effect on the other terms of the Agreement and the Agreement shall otherwise continue in effect.

WELLPOINT, INC.

By:
Printed:	William J. Ryan
Its:	Chairman, Compensation Committee
WellPoint, Inc. Board of Directors